Table of Contents

Amendment No. 3 to Post-Qualification Amendment No. 1

File No. 024-12333

EXPLANATORY NOTE

This is an amendment to a post qualification amendment to an offering statement on Form 1-A originally filed by ModVans Inc. (the “Company”) on September 21, 2023, and originally qualified by the Securities and Exchange Commission (the “Commission”) on November 7, 2023. The purpose of this post-qualification amendment is to change the termination date from December 31, 2024 to December 31, 2025.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION; DATED MAY 10, 2024

MODVANS INC.

665 Spice Islands Drive, Suite 102

Sparks, NV 89431

www.modvans.com

805-856-6588

UP TO 149,000,000 SHARES OF CLASS B NON-VOTING COMMON STOCK

MAXIMUM OFFERING AMOUNT: $74,500,000

MINIMUM INVESTMENT: $500

ModVans Inc., a Delaware corporation (“ModVans” or the “Company”), is offering 149,000,000 shares of our Class B Non-Voting Common Stock (the “Class B Stock”) at an offering price of $0.50 per share on a “best efforts” basis. See “Description of Securities" beginning on page 27. The offering will terminate on the earlier of (i) December 31, 2025, (ii) the date at which $74,500,000 of shares have been sold in the offering, or (iii) the date at which the offering is earlier terminated by the Company in its discretion (the “Termination Date”).

We expect to commence the sale of the Shares as of the date on which the offering statement of which this offering circular is a part is qualified by the United States Securities and Exchange Commission (the “Commission”). At least every 12 months after the offering statement has been qualified by the Commission, the Company will file a post-qualification amendment to include its most recent financial statements.

Investing in our Class B Stock involves a high degree of risk.

See “Risk Factors” beginning on page 3.

	Price to public	Underwriting discounts and commissions	Proceeds to issuer (1)	Proceeds to other persons
Per share	$0.50	N/A	$0.50	N/A
Total Maximum	$74,500,000	N/A	$74,500,000	N/A

(1) Not including legal, accounting and printing expenses and payment processing fees of the offering, which are estimated at $1,625,000 for a fully subscribed offering, not including state filing fees, and not including estimated marketing expenses of $3,750,000 for a fully subscribed offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately May 10, 2024

The Company is following the “Offering Circular” format of disclosure under Regulation A.

References in this offering circular to “ModVans,” “the Company,” “we,” “us,” or “our” mean ModVans Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PLAN,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights information contained in this offering circular. It is not complete and does not contain all the information that may be important to you. We urge you to read the entire offering circular carefully, including the “Risk Factors” and our financial statements and the related notes included in this offering circular, before deciding to invest in this offering.

The Company

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com.

To build our vehicles, we buy vans (“chassis”) wholesale from a large manufacturer, such as Ford, and convert them into motorhomes. Technically, we are a “second stage vehicle manufacturer.” We are also a licensed and certified recreational vehicle ("RV") manufacturer. Our certifications allow our customers access to RV financing, warranties, and insurance. With long term RV financing and low-cost RV insurance, our vehicles have monthly costs similar to a new sport utility vehicle (“SUV”).

We offer six (6) vehicle models in three (3) different sizes. Our patented, award winning, uniquely designed vehicles fit the sweet spot between SUVs and traditional RVs. Many of our customers replace their everyday vehicle with a ModVans vehicle. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our /X Series features giant batteries, giant solar charging systems, high efficiency direct current (“DC”) heating and cooling, and high-tech, application-based RV monitoring and control systems.

Our current chassis are powered by standard internal combustion engines. We are working aggressively on our plan to develop fully electric E-RV models.

ModVans has been in business for six (6) years and has delivered over 170 vehicles to customers all over the United States. We have grown production and revenue every year, had GAAP revenue of $4.99 million in 2023, and upgraded our factory from 22,572 to 30,581 square feet in February 2024.

Our principal executive offices are located at 665 Spice Islands Drive, Suite 102, Sparks, Nevada 89431, and our telephone number is 805-856-6588. Our website address is www.modvans.com. The information contained in our website does not constitute part of this offering circular.

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The Offering

Securities Being Offered	149,000,000 shares of Class B Non-Voting Common Stock
Class B Non-Voting Common Stock outstanding as of May 10, 2024	44,492,265 shares
Class B Non-Voting Common Stock to be outstanding after the offering	A maximum of 193,492,265 shares
Offering price	$0.50 per share.
Use of Proceeds	We intend to use the net proceeds of this offering primarily to lease, buy, or build a larger manufacturing facility to expand our production capacity, to purchase additional inventory and new manufacturing equipment, to fund research and development of our vehicles, predominantly our first all-electric model, and to fund our working capital and for other corporate purposes.
Risk Factors	This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

Selected Risks Associated with Our Business

•	We have incurred losses from operations to date and may not achieve or maintain profitability in the future.
•	Our operations are dependent upon the services of our executive management and other key individuals, in particular our founder and Chief Executive Officer Peter J. Tezza II.
•	Decreased demand for our products due to fuel shortages or high prices for fuel would adversely affect our business.
•	We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business.
•	Changes in consumer preferences for our products, or our failure to gauge those preferences, could lead to reduced sales or otherwise negatively impact our business.
•	Damage to our reputation could negatively impact our business, financial condition and results of operations.
•	Any failure to protect our intellectual property rights, or any claims that our technology infringes upon the rights of others may adversely affect our business.
•	We depend on third parties for chassis and other components of our vehicles, and the loss of any of these suppliers or the disruption of the operations of these suppliers could affect our ability to obtain chassis or components timely or at competitive prices, which would have a negative impact on our business and results of operations.
•	If customers are unable to obtain financing, we may incur decreased sales.
•	We operate in a highly regulated environment, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer.
•	You will not have significant influence on the management of the Company.
•	Our Certificate of Incorporation includes a forum selection provision, which could discourage lawsuits against us and limit investors’ ability to bring claims against us in judicial forums they might find preferable.

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RISK FACTORS

An investment in our Class B Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could suffer and you could lose all or part of your investment.

Risks Related to our Business

We have a history of losses from operations and may not achieve or maintain profitability in the future.

The Company has a history of losses from inception and there can be no assurance that we will operate profitably. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We may incur net losses in the future as we increase expense levels on research and development, engineering, manufacturing, marketing, sales and administration as we expand our production capacity and develop new products.

Our business may be affected by certain external factors beyond our control.

Companies within the recreational vehicle industry are subject to volatility in operating results due to external factors, such as general economic conditions, credit availability, consumer confidence, employment rates, prevailing interest rates, inflation, other economic conditions affecting consumer attitudes and disposable consumer income, demographic changes and political changes. Specific external factors that may affect our business include:

•	Overall consumer confidence and the level of discretionary consumer spending;

•	Raw material and commodity price fluctuations;

•	Availability of raw materials and components used in production;

•	Legislative, regulatory and tax law and/or policy developments including their potential impact on our customers or suppliers;

•	Interest rate fluctuations and the availability of credit;

•	Success of new and existing products and services;

•	Consumer preferences;

•	RV retail consumer demographics;

•	Employment and wage trends;

•	Consolidation of RV suppliers;

•	Relative or perceived safety, cost, availability and comfort of recreational vehicle use versus other modes of travel, such as car, cruise ships, air or rail travel; and

•	General economic, market and political conditions, including war, terrorism and military conflict.

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Our operations are dependent upon the services of our executive management and other key individuals, in particular our founder and Chief Executive Officer Peter J. Tezza II, and their loss could materially harm us.

We rely upon the knowledge, experience and skills of our executive management and other key employees to manage our operations and grow our business. This is particularly true of our founder and Chief Executive Officer, Peter J. Tezza II. Our future success depends on, among other factors, our ability to attract and retain executive management, key employees and other qualified personnel. Upon the departure of such employees, our success may depend upon the existence of adequate succession plans. The loss of our executive management or other key employees or the failure to attract or retain qualified employees could have a material adverse effect on us in the event that our succession plans prove inadequate.

Fuel shortages, or high prices for fuel, could have a negative effect on sales of our recreational vehicles.

Gasoline or diesel fuel is required for the operation of our current vehicle models. Shortages or rationing of gasoline and diesel fuel, and significant, sudden increases in the price of fuel have had a material adverse effect on the recreational vehicle industry as a whole in the past and could have a material adverse effect on our business in the future.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business.

We intend to increase our production capacity and expand our business significantly in the coming years. Growing our business rapidly will present challenges for our management team. It will require the acquisition of additional manufacturing facilities and skilled labor. We have limited experience manufacturing our products at a large scale. If we are unable to effectively manage our growth, we could face delays and costs that would harm our ability to meet our growth targets and have an adverse effect on our revenues and results of operations.

We expect competition for our products and services.

Many of our competitors and potential competitors are well established and have greater financial, research and development, technical, manufacturing and marketing resources than we have today. They may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of products more quickly than we can. As of today, there can also be no assurance that current and future competitors will not develop new, enhanced or more cost-effective vehicles.

Changes in consumer preferences for our products, or our failure to gauge those preferences, could lead to reduced sales or otherwise negatively impact our business.

We cannot be certain that historical consumer preferences for recreational vehicles in general, and our products in particular, will remain consistent. Recreational vehicles are generally used for recreational purposes, and demand for our products may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase our products.

Consumer preferences in vehicles, automotive manufacturers’ responses to those preferences, and governmental mandates could also result in changes in consumer preferences for recreational vehicles or the types of recreational vehicles preferred. These changes could include shifts to smaller vehicles, electric vehicles, autonomous vehicles or other unanticipated changes.

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Our ability to remain competitive depends on our ability to provide innovative product offerings. We believe that the introduction of new features, designs and models will be critical to our future success. Products may not be accepted for a number of reasons, including changes in consumer preferences or our failure to properly gauge consumer preferences. Further, we cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. In addition, our revenues may be adversely affected if our new models and products are not introduced to the market on time or are not successful when introduced. Finally, our competitors’ new products may obtain better market acceptance or render our products obsolete, and/or new technological advances could disrupt our industry.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

We rely on various intellectual property rights in order to operate our business. Any failure to protect our intellectual property rights, or any claims that our products or technology infringes upon the rights of others may adversely affect our business.

The Company relies on certain intellectual property rights to operate its business. We currently have one (1) patent issued to us and have filed six (6) other patent applications with the United States Patent and Trademark Office. However, the Company’s intellectual property rights may not be sufficiently broad or otherwise may not provide a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

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We depend on third parties for chassis and other components of our vehicles, and the loss of any of these suppliers or the disruption of the operations of these suppliers could affect our ability to obtain chassis or components timely or at competitive prices, which would have a negative impact on our business and results of operations.

We depend on timely and sufficient delivery of chassis and other components from our suppliers. Ford Motor Company is our current primary supplier of chassis and we have an established wholesale purchasing relationship with Ford. Many of our component parts and materials are purchased from third parties. While van chassis are available from other manufacturers, our current designs and patterns are specific to the Ford Transit chassis. It would take time to change our designs to a different chassis and establish new wholesale purchasing arrangements with another manufacturer. In contrast, many of the parts and materials we purchase from third parties are available from multiple manufacturers and vendors. Nevertheless, it would have a negative effect on our business and results of operations if we were to lose any of our suppliers or if their operations were disrupted in a manner that resulted in delays in our ability to obtain chassis or other components timely or at competitive prices.

We experienced some of these issues in 2021 and 2022, as there was a shortage of available Ford Transit chassis due to the COVID-induced global chip shortage. We received none of the 2021 Transits we ordered wholesale from Ford but maintained and grew production by purchasing Ford Transits on the retail market from Ford dealers throughout the US and by developing a “Bring Your Own Chassis” program for our customers. We received 50% of our ordered 2022 Transits and expect production to return to normal levels in 2024. There can be no assurance that future shortages won’t affect our future production.

If customers are unable to obtain financing, we may incur decreased sales.

About 85% of all new car purchases are financed and about 90% of RVs are financed. As a certified RV manufacturer, ModVans offers its customers the option to finance their purchase through lenders that offer RV financing. RV financing is a well-established industry. Banks and other lenders typically offer consumers the option to finance RV purchases with terms up to 20 years. Any regulation affecting our ability to offer financing through third party lenders would adversely affect our business, and higher interest rates and decreased availability of consumer credit may adversely affect our sales.

If we were to become subject to product liability and other claims against us, our business, results of operations and financial condition may be harmed.

We may be subject, in the ordinary course of business, to litigation involving product liability and other claims against us, including, without limitation, wrongful death, personal injury and warranties. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any claims may cause the premium that we are required to pay for insurance to increase significantly.

Our products and services may experience quality problems from time to time, including from vendor-supplied parts, that could result in decreased sales and gross margin and could harm our reputation.

Our products contain hundreds of parts, many of which are supplied to us by vendors. As with all of our competitors, defects may occur in our products, including from components or materials purchased from our vendors. We cannot assure you that we will detect all such defects prior to distribution of our products. In addition, we cannot assure you that if a defect in a vendor-supplied part were to occur that the vendor would have the ability to financially rectify the defect. Failure to detect defects in our products, including vendor-supplied parts, could result in lost revenue, increased warranty and related costs and could harm our reputation.

We operate in a highly regulated environment, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer.

We are subject to a wide range of federal, state, and local laws and regulations relating to the manufacture and sale of our products and the conduct of our business in general. We are subject, for example, to consumer protection and unfair trade practice, environmental, health and safety, advertising, intellectual property, tax, privacy, creditor, wage-hour, anti-discrimination, whistleblower and other employment practices laws and regulations. The violation of these or future requirements of laws and regulations could result in administrative, civil, or criminal sanctions against us, which may include fines, a cease-and-desist order against the subject operations, or other actions that could materially adversely affect our operating results. We have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations, and we expect these costs to increase as we expand our operations.

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Risks Related to the Offering

We do not anticipate paying dividends on our common stock.

We have not paid dividends on our common stock since our inception and do not anticipate paying dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

You will not have a significant influence on management of the Company.

Our executive officers and directors will make decisions regarding the day-to-day management of the Company. Except as otherwise provided by the Delaware General Corporation Law or the Company’s Certificate of Incorporation, you will not have the ability to vote on the election of directors or any other matter. You will not have the power to take part in the management of the Company and should not purchase shares in this offering unless you are willing to entrust management of the Company to our executive officers and directors.

The Company is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as an early-stage non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company’s financial and disclosure controls and procedures. If it were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations.

There is no established trading market for the shares.

There is no currently established trading market for the Company’s Class B Stock and none may develop. As a result, if you want to resell your shares in the future, you may not be able to find a buyer. You also may not be able to pledge the shares as collateral.

The Company arbitrarily set the offering price.

The offering price for the shares has been determined by us and is not necessarily related to our asset value, net worth, earnings, or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history and prospects for our industry and our earnings prospects. We cannot guarantee that the Class B Stock can be resold at the offering price or at any other price.

There is no guarantee of a return of your investment or of any specific rate of return.

There is no assurance that an investor will realize a return on their investment or that they will not lose their entire investment.

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State and federal securities laws are complex, and the Company could potentially be found to have not complied with all relevant state and federal securities law in prior offerings of securities.

We have raised capital in private placements of our securities and pursuant to the Commission’s Regulation Crowdfunding. These securities were not registered with the Commission or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature. If a court or regulatory body with the required jurisdiction were to conclude that we violated state or federal securities laws in connection with an offering of our securities, we could be required to offer rescission rights to investors in such offering, or could be subject to enforcement, regulatory or other legal action. In addition, investors would have the right to sue for damages or to rescind their purchases of our securities.

Our Certificate of Incorporation includes a forum selection provision, which could discourage lawsuits against us and limit investors’ ability to bring claims against us in judicial forums they might find preferable.

Our Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, the following actions against us may only be brought in the Court of Chancery of the State of Delaware: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, provided that the Court of Chancery has personal jurisdiction over any indispensable parties named as defendants in the action. This provision may discourage lawsuits against us and limit investors’ ability to bring these claims against us in forums they might find preferable. This forum selection provision will not apply to actions arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

•	Submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on- frequency”; and

•	Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b- 2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, we cannot predict if investors will find our Class B Stock less attractive because we may rely on these exemptions. If some investors find our Class B Stock less attractive as a result, there may be a less active trading market for our Class B Stock and the price of our securities may be more volatile.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants equity incentives like options, restricted stock, or restricted stock units) to its founders and early employees and advisors at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a larger sum for their shares than the founders, early employees and advisors, and earlier investors, which means that the cash value of your stake is diluted because all the shares can be viewed as worth the same amount, and you paid more than earlier stockholders for your shares.

The following table summarizes on a pro forma basis at May 10, 2024 the number of shares of capital stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by investors purchasing shares of Class B Stock in the offering, before deducting estimated offering expenses and assuming all shares are sold in this offering at the offering price of $0.50 per share. All share amounts and prices per share have been adjusted to give effect to the 85 to 1 stock split effected by the Company on September 13, 2023.

Class of Securities	Shares Issued		Total Consideration		Average Price per Share
Existing Stockholders:	Number:	Percent:	Amount:	Percent:
Class A Common Stock	136,000,000	40.30%	$13,600	0.00%	$0.00
Class B Common Stock	44,492,265	13.18%	$3,263,460	4.13%	$0.07
Series Seed Preferred Stock	7,077,100	2.10%	$900,000	1.14%	$0.13
Series Seed Two Preferred Stock	888,600	0.26%	$302,979	0.38%	$0.34

Investors in this Offering:
Class B Common Stock	149,000,000	44.15%	$74,500,000	94.33%	$0.50
Total	337,457,965	100.00%	$78,980,039	100.00%	$0.23

The table above excludes our outstanding preferred stock and 5,639,750 shares of Class B Stock underlying restricted stock units awarded under the Company’s 2021 Equity Incentive Plan as of May 10, 2024.

The following table demonstrates the dilution that new investors in the Company’s Class B Stock will experience upon investment in the Company. Our deficit in net tangible book value on December 31, 2023 was approximately ($2,467,497), or ($0.01367) per share of common stock. Deficit in net tangible book value per share of common stock represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Dilution per share as represented below is based upon the difference between the offering price of $0.50 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering, and is based upon 136 million shares of Class A Stock and 44,492,265 shares of Class B Stock outstanding prior to the offering.

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The table presents four scenarios for the convenience of the reader: a $10,000,000 raise from this offering, a $25,000,000 raise from this offering, a $50,000,000 raise from this offering, and a $74,500,000 raise from this offering, before deducting estimated offering expenses and assuming all shares sold in this offering are purchased at the offering price of $0.50 per share. All share amounts and prices per share have been adjusted to give effect to the 85 to 1 stock split effected by the Company on September 13, 2023.

	$10 Million Raise	$25 Million Raise	$50 Million Raise	$74.5 Million Raise
Offering price per share	$0.50	$0.50	$0.50	$0.50
Assumed shares issued in the offering	20,000,000	50,000,000	100,000,000	149,000,000
Assumed gross proceeds from the offering	$10,000,000	$25,000,000	$50,000,000	$74,500,000
Net tangible book value as of December 31, 2023	($2,467,497)	($2,467,497)	($2,467,497)	($2,467,497)
Pro forma net tangible book value after the offering	$7,532,503	$22,532,503	$47,532,503	$72,032,503
Pro forma common stock outstanding after the offering	200,492,265	230,492,265	280,429,265	329,492,265
Net tangible book value (deficit) per share of common stock as of December 31, 2023	($0.014)	($0.014)	($0.014)	($0.014)
Pro forma net tangible book value per share of common stock after the offering	$0.038	$0.098	$0.169	$0.219
Increase in pro forma net tangible book value per share of common stock attributable to the offering	$0.051	$0.111	$0.183	$0.232
Dilution in pro forma net tangible book value per share of common stock in the offering ($)	$0.449	$0.389	$0.317	$0.268
Dilution in pro forma net tangible book value per share of common stock in the offering (%)	89.8%	77.8%	63.4%	53.6%

The table above excludes our outstanding preferred stock and 5,639,750 shares of Class B Stock underlying restricted stock units awarded under the Company’s 2021 Equity Incentive Plan as of May 10, 2024.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to that company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger Company.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). Dilution can also occur when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can change by actions taken by the company in the future.

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PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to $74,500,000 of its Class B Non-Voting Common Stock at an offering price of $0.50 per share.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. We expect the shares offered in the offering will be sold primarily by our officers and directors. We also may sell shares through registered broker-dealers, but have no such arrangements as of the date of this offering circular. The shares are being sold on a “best efforts” basis. The minimum purchase per investor is $500; provided, however, that we may accept subscriptions for less than this amount in our discretion.

Any participation of our officers and directors in selling efforts for all classes of securities in this offering will be conducted in accordance with Rule 3a4-1 under the Exchange Act. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Officers and directors will be reimbursed for actual expenses incurred by them in connection with the offering.

The offering will terminate on the earlier of (i) December 31, 2025, (ii) the date at which $74,500,000 of shares has been sold in the offering, or (iii) the date at which the offering is earlier terminated by the Company in its discretion.

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Process of Subscribing

In order to invest, you will be required to complete a subscription agreement (see Exhibit 4.1 to the offering statement of which this offering circular is a part). Investment in the offering is suitable only if an investor does not need liquidity in this investment and can afford to lose all or substantially all of the investment. An investor in the offering is not required to be an “accredited investor,” as defined in Rule 501(a) under the Securities Act. If an investor does not meet the definition of an accredited investor, however, the investor may not invest more than: (a) 10% of the greater of his or her annual income or net worth (for natural persons); or (b) 10% of the greater of its annual revenue or net assets at fiscal year-end (for non-natural persons).

An “accredited investor” is defined as:

(i)	A bank as defined in section 3(a)(2) of the Securities Act of 1933, as amended;

(ii)	A private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(iii)	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

(iv)	An individual whose net worth, individually or in addition to that of his or her spouse, at the present time, exceeds $1,000,000 (excluding the value of such individual’s primary residence);

(v)	An individual who has had individual income in each of the two most recent years in excess of $200,000 or joint income with his or her spouse in excess of $300,000 in each of those years and who reasonably expects the same income level in the present year;

(vi)	An entity, all of the equity owners of which are “accredited investors;” or

(vii)	An individual or entity who may otherwise be deemed an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission.

We will review each subscription and notify each prospective investor of whether his, her or its subscription has been accepted or rejected. We may, in our sole discretion, refuse to accept any subscription tendered in connection with this offering. Subscription funds received from prospective investors whose subscriptions we do not accept will be promptly returned to such subscribers, without interest. In the event the offering is oversubscribed, we will, in our discretion, allot a lesser number of shares than are subscribed by any method that we deem proper. Subscriptions will only be accepted for full shares, and no fractional shares will be issued.

Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber. Upon confirmation that an investor’s funds have cleared, the Company will issue shares to the investor. The Company will notify an investor when shares are ready to be issued and the Company has set up an account for the investor. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

If you decide to subscribe for the Class B Stock through our online investment page located at invest.modvans.com, you should complete the following steps:

1.	Go to invest.modvans.com, click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by check, wire, debit or credit card, or electronic funds transfer via ACH to the specified account; and
4.	Electronically receive, review, execute and deliver to us a subscription agreement.

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Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the subscription agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the subscription agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to this agreement, including any claim under federal securities laws. By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of Class B Stock will be approximately $69,125,000 if the maximum number of shares offered is sold, after deducting estimated offering expenses of $1,625,000 and estimated marketing expenses for the offering of approximately $3,750,000. Such offering expenses are expected to consist of legal, accounting and printing expenses and credit card processing and/or wire transfer fees for online investments. Marketing expenses are expected to consist of advertising and promotional expenses for the offering, including the development and purchase of advertising on social media platforms such as Facebook.

The primary purposes of the offering are as follows:

•	to lease, buy or build a larger manufacturing facility to expand our production capacity;
•	to purchase additional inventory and new manufacturing equipment;
•	to fund expenditures on research and development, particularly the continued design and development of the E-CV1, our first all-electric model;
•	to establish an RV campground on the site of our new manufacturing facility and construct on-site employee housing, provided we raise at least $50,000,000 in this offering; and
•	to fund our working capital needs and for other general corporate purposes.

If we raise gross proceeds of $10 million, $25 million, $50 million, or $75 million in this offering, we intend to use the net proceeds as follows:

	$10M Offering	$25M Offering	$50M Offering	$74.5M Offering
Offering Proceeds
Gross Proceeds	$10,000,000	$25,000,000	$50,000,000	$74,500,000
Offering Expenses	$325,000	$625,000	$1,125,000	$1,625,000
Marketing Expenses	$1,000,000	$1,875,000	$2,500,000	$3,750,000
Net Proceeds Available for Use	$8,675,000	$22,500,000	$46,375,000	$69,125,000
Lease, Purchase or Construct a New Manufacturing Facility	$1,000,000	$1,000,000	$18,000,000	$18,000,000
Purchase Additional Inventory	$2,946,000	$5,892,000	$5,892,000	$5,892,000
Purchase New Manufacturing Equipment	$500,000	$500,000	$2,000,000	$4,000,000
Create an RV Campground at Manufacturing Facility	$0	$0	$2,500,000	$2,500,000
Working Capital and General Corporate Purposes	$867,500	$2,250,000	$4,637,500	$6,462,500
Research and Development	$3,361,500	$12,858,000	$13,345,500	$32,270,500

The table above represents our best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. The amount and timing of expenditures will vary depending upon a number of factors, including progress of our operations, technical advances, terms of collaborative arrangements and changes in competitive conditions. We reserve the right to change the amount of the net proceeds that will be used for any purpose to the extent that management determines that a change is advisable. Accordingly, management will have broad discretion regarding the application of the net proceeds of the offering.

Pending application of the net proceeds of the offering, we intend to invest the net proceeds in short-term, interest-bearing investments, such as bank certificates of deposit, United States government obligations and money market instruments.

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THE COMPANY’S BUSINESS

Overview

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com. ModVans is a certified RV manufacturer and is listed in JD Power’s NADA Guides.

We are a “second stage vehicle manufacturer.” To build our vehicles, we buy vans ("chassis") wholesale from a large manufacturer such as Ford and convert them into Class B motorhomes. We are also a licensed and certified recreational vehicle manufacturer, which allows our customers access to RV financing, warranties, and insurance. With long term RV financing and low cost RV insurance, our vehicles have monthly costs similar to new SUVs. Many of our customers replace their everyday vehicle with a ModVans vehicle.

We offer six (6) vehicle models in three (3) different sizes. ModVans’ vehicles feature unique designs targeted to large consumer vehicle market segments. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our three (3) /X Series models feature giant batteries, giant solar charging systems, high efficiency DC heating and cooling, and high-tech, application-based RV monitoring and control systems. Our batteries, solar charging system, heating system, circuit boards, firmware, app and cloud servers were developed from the ground up, in-house by full time ModVans employees.

Currently the chassis we build on are powered by standard internal combustion engines. We are working aggressively on our plan to develop fully electric E-RV models.

In October 2017, ModVans launched with three (3) employees out of a 2,400 square foot industrial warehouse in Ventura, California. We quickly filled the space and maxed out production at two (2) vehicles per month with eight (8) employees. In early 2020, we moved to an 8,400 square foot industrial warehouse in Oxnard, California. Once again, we outgrew this space quickly, and maxed out production capacity at five to ten (5 to 10) vehicles per month with 25 employees and inventory spread out across three (3) locations. In March 2023 we moved to a 22,572 square foot industrial warehouse located in Camarillo, California. In March 2024 we moved to our current facility, an approximately 30,000 square foot industrial warehouse located in Sparks, Nevada. Since our first sales in 2018, ModVans has delivered over 170 vehicles to customers all over the United States. We have grown revenue every year, generated revenue of approximately $4.6 million in 2022, and achieved $4.99 million in revenue in 2023.

One of the primary factors hindering the growth of ModVans has been insufficient production capacity to meet the current demand for our vehicles. The principal purposes of this offering are to raise funds to lease, buy or build a larger manufacturing facility in Reno, Nevada (or another suitable location) to expand our production capacity from five to ten (5-10) vehicles per month to 100 vehicles per month, purchase additional inventory and new manufacturing equipment, and to fund expenditures on research and development, particularly the continued design and development of the E-CV1, our first all-electric model.

We are raising money to add an additional production facility and establish an RV campground thereon, complete with on-site employee housing (provided we raise at least $50,000,000 in this offering), grow current production from five to ten (5-10) vehicles per month to one hundred (100) vehicles per month by purchasing additional manufacturing equipment and inventory, and continue to develop our new fully electric E-CV1 model.

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Our Products

ModVans builds six (6) different models in three (3) different sizes. Our base models have traditional RV systems with propane heating, status display, and mechanical control switches. Our /X Series models feature giant batteries (the largest available in any production RV), high efficiency DC heating and cooling, and a high-tech, app-based RV monitoring and control system.

CV1. The model CV1 was the first in a planned line of several vehicles. It is a camper van, passenger vehicle, and work truck all in one. It features removable, modular components that allow owners to adjust the layout for their activities. The CV1 is based on the low-roof, medium-length Ford Transit chassis, making it affordable, easy to drive, easy to park, and serviceable by any Ford dealer. Our first CV1 was delivered in June 2018. The CV1 has traditionally been our best-selling model, and our CV1 was chosen the winner of the “Van Life” category at the 2019 RV Experience ("RVX"), an RV industry trade show in Salt Lake City.

CV1 Core Market: SUV Alternative

•	20’ long - same as full-size SUV or pickup truck
•	Advanced chassis features and options such as touchscreen, blind spot alert and 360-degree camera
•	Patented popup top provides over 7’ of standing room in low roof models and second full-sized bed
•	All models seat up to 7 passengers in safe, comfortable seats equipped with child seat attachments
•	Modular seats and cabinets allow multipurpose use
•	Full camping features include: Furnace, A/C, Sink, Stove, Fridge, etc.
•	Adventure ready with popular options for larger tires, AWD, etc.
•	Over 100 CV1s delivered to happy customers all over the US

CV1/M. Many customers requested the CV1 features with more interior height. In response, in 2021, we designed the CV1/M. The CV1/M is in production with the first units delivered to customers in July 2021. During 2022, the CV1/M became our best-selling model.

CV1/M Core Market: SUV Alternative

•	Same floor plan and options as CV1 but with 5’8” of standing room when the popup top is closed
•	Higher roof is more comfortable and open feeling for 2nd and 3rd row passengers
•	Quickly became our most popular model
•	Over 40 CVI/Ms delivered to customers all over the US

MH1. Many customers requested our modular design coupled with features from larger motorhomes such as an interior shower and larger beds. In response, in 2021, we designed the MH1. This model features a unique floorplan and several innovative features such as a popup top and “popup semi-dry” bathroom. The MH1 shares its modular nature, seating system, and appliances with our CV1 and CV1/M models. In comparison to our CV1 and CV1/M, which are intended to be SUV replacements, the MH1 competes more squarely with Class B RVs such as Winnebago’s Revel and Solis and Thor’s Sanctuary and Tellaro. Customer deliveries of the MH1 started in Q3 2022. The ModVans MH1 was named the “Coolest and most Innovative Camper Van” for 2022 by StrangerPalooza, a website and YouTube channel focused on Class B RVs and tips on RV buying, living and travel.

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MH1 Core Market: Class Leading Class B RV (Camper Van)

•	22’ long – slightly longer than a full-sized SUV
•	Largest available beds in Class B RV: True Queen and Full-XL
•	Shares modular design, seating and systems with CV1 and CV1/M
•	Innovative layout with larger beds and L shaped kitchen
•	Innovative, patent pending “pop-up semi-dry bathroom” with interior shower
•	Multi-purpose modular conversion
•	Full camping features: Furnace, A/C, Sink, Stove, Fridge, etc.
•	Adventure ready with popular options for larger tires, AWD, etc.
•	Customer deliveries started Q3 2022

/X Series. Announced in the summer of 2021, the ModVans /X Series line adds additional features to all our vehicle models. We call these upgraded models the CV1/X, CV1/MX, and MH1/X. /X series models feature a patent pending “extreme” capacity lithium battery system that is installed as a floor layer to minimize interior space requirements. The /X Series includes an integrated, computerized monitoring, control, and entertainment system that is application and cloud connected and supports over-the-air updates and upgrades. /X Series vehicles have all electric RV systems with electric powered heating, cooling, and cooktops. Our 100% DC powered electric heating and cooling systems require no voltage conversions and provide 20-50% reduced power use compared with typical AC powered appliances. All /X Series van systems are monitored and controlled by our in-house developed application and cloud servers from anywhere in the world.

With the capacity of 2 Tesla PowerWalls, the /X Series has enough power to run heating, cooling, and cooking appliances off-grid for days or weeks. Our first production CV1 with /X series technology was delivered in April 2022. ModVans built an MH1/X demo van in July 2022 to exhibit at shows. In December, 2022, we delivered models CV1/X, CV1/MX, and MH1/X to customers. Production and delivery of /X Series models has continued throughout 2023 with several vehicles of each model delivered to customers.

/X Series Core Market: Class Leading SUV Alternative and Class B RV

•	Largest available battery in a production RV: 26kwh - the size of 2 Tesla PowerWalls. Larger battery capacities and lower prices are possible.
•	Largest available solar charging capacity in a production RV: Over 1000 watts with custom designed solar panels.
•	High efficiency DC powered heating and cooling is 20-50% more efficient than standard RV systems
•	RV control system designed in-house from the ground up
•	Custom circuit boards, firmware, software and servers
•	Cloud service allows iPhone and Android app to monitor and control batteries, charging, heating, cooling, water system, entertainment system and more
•	All firmware can be upgraded over-the-air
•	Ready for Remote Work with options for SpaceX Starlink Satellite Internet and 5G cell booster
•	Customer deliveries began in Q2 2022

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E-CV1. ModVans plans to develop a line of electric vehicle (“EV”) based multipurpose vehicles. Our first vehicle is under development and is code-named E-CV1. To speed development, minimize risk and costs, and maintain our “second stage” vehicle manufacturing model, we intend to adopt an EV “skateboard” chassis designed and manufactured by a yet to be determined vendor. To meet the unique needs of our customer base, we plan to design our own vehicle bodies and to merge chassis and RV systems such as electrical, cooling and heating.

ModVans believes that the future of all vehicles will be fully electric powered at first by lithium batteries, then by fuel cells or other electric storage systems. The /X series was designed so that its electric systems and controls can be easily moved onto an Electric Vehicle platform.

We believe that our experience building and delivering our current line of Internal Combustion Engine ("ICE") vehicles and RV control systems give us a substantial competitive advantage. The E-CV1 will combine all the best designs, features and knowledge gained from delivering our current line of vehicles to paying customers. We believe that our manufacturing capacity and experience will enable us to capitalize on the fast-growing EV market more quickly than competitors with less real-world experience.

E-CV1 Core Market: Full Electric SUV Alternative and Class B RV

•	Vehicle body and interior designed by an award-winning overland vehicle designer
•	Custom designed body solves unique challenges (queen sized beds!) and looks less like a work van
•	EV “skateboard” chassis manufactured by vendors/partners
•	300+ miles of range + optional range extender
•	App/Cloud connected /X Series Systems already developed and ready to be moved onto EV chassis
•	Public reveal planned in 12 months
•	Customer deliveries are estimated to begin in 24-36 months

Other Potential Revenue Sources

In addition to selling completed vehicles, ModVans may sell its systems and parts to third parties. We have an extensive set of custom designed and manufactured parts that we believe are desirable within the camper van community. For example, we have received thousands of sale inquiries about our driver and passenger cargo door accessories, pop-up tops, pop-up bathroom and other unique features. At the present time, we do not sell parts separately from our complete vehicles, but it is a future potential source of revenue.

Customer Experience

When a customer decides to purchase a ModVans vehicle, they place their order online on our website. They select the vehicle model, choose options and make a deposit, typically between $1,000 and $7,000. Based on the model and options selected and our current production schedule, the reservation system automatically provides a price and estimated delivery date.

When an online order is made, a ModVans team member contacts the customer to confirm selections and make any requested changes. A sales order is then generated and electronically signed. The sales order contains all customer selections and converts the customer’s online order payment into a non-refundable deposit.

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With the sales order and deposit secured, ModVans either orders the customer’s chassis from a vendor or assigns a matching chassis from our “stock” chassis inventory. Ordering a new chassis typically takes about 12 weeks to arrive at our factory while stock chassis are immediately available for ModVans production. A typical ModVans RV conversion involves over 2,000 parts, including off-the-shelf parts, which are ordered from various manufacturers and distributors, and custom parts, such as the pop-up top, cabinets and /X Series battery modules and circuit boards, which are manufactured in-house by ModVans or custom manufactured by vendors to ModVans’ designs and specifications. Prior to a fire at our production facility in December 2023 it took our team 2-6 weeks to complete a conversion. See “Events having a material effect on ModVans’ Operations.” We are working to implement more efficient production techniques in order to significantly decrease vehicle manufacturing time. For example, we use wiring harnesses manufactured to our specifications by a vendor, but some wiring connections are made during final assembly with hand crimping tools. We are in the process of adding connectors to all wiring harnesses and assemblies so no manual crimping will be required during final assembly.

While the customer’s vehicle is being built, we work with them to finalize payment or financing and travel arrangements. Most customers come to the ModVans factory to take delivery of their vehicle so they can meet us in person and receive hands-on training. Shipping is available at an additional cost for customers that prefer to have their ModVans vehicle delivered. Most of our customers are new to RV ownership. In the future, we plan to build an RV campground at our factory so customers taking delivery can stay with us a few days to give them extra time to learn how to use their new ModVans RV with easy access to ModVans sales and support team members. This campground will also include on-site employee housing.

Demonstrations

A drawback from selling vehicles exclusively online is that potential customers are unable to physically view a vehicle prior to purchase. As such, we provide in-person demonstrations at our manufacturing facility.

To expand access to in-person demonstrations, in 2021, ModVans built a set of demo vehicles and exhibited them at “adventure vehicle” consumer shows across the United States, including Adventure Van Expo, and Overland Expo. The show venues are primarily outdoors with minimal exhibit requirements. Since then, we have continued to update our demo vehicles to show new options or models and added new shows to our exhibit events schedule.

Intellectual Property

Our success and ability to compete will be enhanced by our ability to develop and maintain proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our business.

ModVans holds U.S. patent number 11,572,006B2, issued on February 7, 2023, for a “Vehicle with a Slide-Up Roof.” We have six (6) other patent applications pending in the United States for the following inventions:

• Modular, Multi-Purpose Vehicle
• Boxes to Mount Air Conditioning Appliances Under Vehicle Floor
• Vehicle Wall Extension Uses Vehicle Windows
• Modular, Popup, Semi-Dry Bathroom
• Vehicle Floor Layer Battery
• Strong, Lightweight, easy to assemble cabinets with curved corners

We also hold common law trademark rights in our ModVans trademark and the names of our vehicle models. We operate and own the domain name registration for the website at www.modvans.com, where we provide information about the Company and our vehicles.

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Market and Competition

ModVans vehicles are considered Class B motorhomes, also known as camper vans. A camper van is the smallest of the three (3) main types of motorhomes and offers a comfortable travel experience without the intimidating size of a larger motor coach. The Class B RVs are compact and can be used as daily drivers, plus they feature amenities like a kitchen, bathroom and bedroom. They are the easiest to drive, offer the best fuel economy among motorhomes, and are often less expensive than Class A or Class C motorhomes.

In contrast, a Class A motorhome is usually built on a commercial bus or commercial truck chassis. They are significantly larger than camper vans, more expensive, and have worse fuel economy. A Class C motorhome typically features a raised sleeping or storage area that extends over the cab of the RV. Class C motorhomes are less expensive than Class A motorhomes and have gas mileage in between Class A and Class B motorhomes.

While in a broad sense we compete with all types of RVs for customers, our primary competition comes from providers of Class B RVs, many of whom also offer Class A and/or Class C motorhomes.

Many of our competitors, such as Winnebago and Thor, are well established RV manufacturers and have greater name recognition, financial, sales and marketing, manufacturing, technical and other resources than we have today. These competitors may be able to compete effectively with us because in addition to the above-listed factors, they may be able to more quickly introduce new models and technologies, more rapidly address customer requirements, and devote greater resources to the promotion and sale of their vehicles than we can. We also may face competition from newly established competitors. There can be no assurance that current and future competitors will not develop new and enhanced or more cost-effective vehicles.

We believe that we will be able to successfully compete with these competitors because of the superior features of our vehicles described above.

Large RV Manufacturers

Large RV Manufacturers have traditionally designed camping vehicles for retired individuals and couples. During COVID, the market changed and several manufacturers launched Class B RVs with pop-up tops and two (2) beds. However, the vast majority of these manufacturers do not offer the size, style, and feature combinations of ModVans vehicles, which make our vehicles multipurpose.

Custom/Bespoke Camper Van Builders

There are many custom camper van builders. For the right price and a long wait time, some builders offer some of the features available in ModVans vehicles. Very few custom builders are certified RV manufacturers. This means that, unlike ModVans, their customers do not have access to RV financing, warranties, and insurance. Long-term RV financing helps make RVs affordable to a much larger market, as over 90% of RVs are financed with long term loans.

Minivans, SUVs, and Pickup Trucks

Large vehicle manufacturers are focused more towards transitioning to EV platforms, competing with startup EV manufacturers such as Tesla and Rivian, and are not focused on the RV market. We do not expect to see any large vehicle manufacturer currently offer a directly competitive vehicle.

Employees

ModVans currently has 10 full-time employees.

Legal Proceedings

In the normal course of business, we may be subject to litigation. On March 3, 2024, a lawsuit was filed against ModVans and its directors in Ventura County, California. The lawsuit is a contract dispute between a customer and ModVans. The complaint seeks damages “of an amount to be proven at trial but no less than $80,398 plus interest, attorney’s fees and costs of suit.”

Events having a material effect on ModVans’ Operations

On December 11, 2023, the Company experienced a severe fire in its warehouse located at 530 Constitution Avenue, Camarillo, California 93012 resulting in the loss of one vehicle. The smoke and soot from the fire rendered the warehouse unusable for at least six months, therein halting ModVans’ normal operations for approximately 20 weeks. The lack of manufacturing capability resulted in a loss to ModVans’ revenue and forced ModVans to reduce its employees to compensate for lost revenue. Due to the damage and lack of ability to use or access the warehouse, ModVans terminated the Camarillo lease and entered into a new lease for a space in Sparks, Nevada. There can be no assurances as to when ModVans’ operations will return to pre-fire levels. ModVans believes it has sufficient insurance coverage to restore operations in its new space.

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THE COMPANY’S PROPERTY

We do not own any real property. We lease 30,581 square feet at 665 Spice Island Drive, Suite 102, Sparks Nevada, which serves as our principal office as well as the manufacturing facility for ModVan’s products. The initial lease term for this facility expires in February 2027. The current monthly base rent under this lease is $22,935.75. The lease required a security deposit of $58,751.86.

We believe that this facility is generally in good condition and suitable to carry on our current business, although our plans are to lease, build or buy a larger manufacturing facility as we grow our business so that we can support increased production of ModVans vehicles. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2023 and 2022, our unaudited interim financial statements for the six-month periods ended June 30, 2024 and June 30, 2023, the notes to the financial statements and other financial information included elsewhere in this filing. In addition to historical information, this Management’s Discussion and Analysis of Financial Condition and Results of Operations and other parts of this offering circular contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information because of certain factors, including those set forth under “Risk Factors” and elsewhere in this offering circular.

General

We design and manufacture high-tech multipurpose vehicles with camping features and sell directly to consumers on our website, www.modvans.com. Our vehicles include six (6) models in three (3) different sizes. Our patented, award winning, uniquely designed vehicles fit in the sweet spot between SUVs and traditional RVs. We delivered our first ModVans vehicle in 2018. We increased revenue in each of the last five (5) years and have delivered over 170 vehicles to customers all over the United States.

Our growth has been limited by production capacity. Revenue growth also was limited in 2021 and 2022 by a shortage of Ford Transit chassis due to the COVID-induced global chip shortage. We received none of the 2021 Transits we ordered wholesale from Ford but maintained and grew production by purchasing Ford Transits on the retail market from Ford dealers throughout the US and by developing a “Bring Your Own Chassis” program for our customers. We received 50% of our ordered 2022 Transits. Ford Transit production return have returned to normal levels in 2025.

We intend to use the proceeds of this offering primarily to lease, buy or build a larger manufacturing facility, to expand our production capacity, to purchase additional inventory and new manufacturing equipment, to fund research and development of our vehicles, predominantly, the E-CV1, and to fund our working capital and for other corporate purposes, we also plan to and establish an RV campground on the site complete with employee on-site housing, provided we raise at least $50,000,000 in this offering.

We are a Delaware corporation formed in 2021 in order to effect the reincorporation by merger of WebTez, Inc., a Georgia corporation formed by our founder, Peter J. Tezza II, in 2012.

21

Financial Condition

As of June 30, 2024, our total assets were $1,885,939. Inventory and pre-paid and other current assets were the largest components of our assets, which were $699,033 and $748,585, respectively. As of December 31, 2023 and 2022, our total assets were $1,392,793 and $1,790,855, respectively. The largest components of our assets were again inventory, which was $554,723 and $479,796 at year end 2023 and 2022, respectively, and prepaids and other current assets, which was $419,406 and $652,514 at year end 2023 and 2022, respectively. Inventory consists primarily of parts, materials and vehicles in process but not yet delivered to the customer.

Total liabilities as of June 30, 2023 were $3,980,796, consisting primarily of deferred revenue, accrued expenses and related party loans. Total liabilities as of December 31, 2023 and 2022 were $3,860,290 and $2,644,045, respectively, consisting primarily of deferred revenue, a small business administration loan, and related party loans. The increase in liabilities from December 31, 2023 to June 30, 2024 was principally due to an increase in deferred revenue to $2,178,138. The increase in liabilities from 2022 to 2023 was again principally due to an increase in deferred revenue from $1,802,980 at year end 2022 to $1,826,662 at year-end 2023. We record deferred revenue when we receive a customer deposit but have not yet delivered a vehicle to the customer. Revenue is recognized for an order when we deliver a vehicle to a customer and have satisfied our performance obligations. The increase in deferred revenue at year-end 2023 compared to year-end 2022 as well as the increase as of June 30, 2025 resulted from increased orders that were still in production and had not yet been delivered to customers. Our total stockholders’ equity (deficit) as of June 30, 2024, December 31, 2023, and December 31, 2022 was ($2,094,857), ($2,467,497) and ($853,191), respectively.

As of December 31, 2022 and 2023, our total assets were $1,790,855 and $1,392,793, respectively. The largest components of our assets were inventory, which was $479,796 and $554,723 at year end 2022 and 2023, respectively, and prepaid and other current assets, which was $652,514 and $419,406 at year end 2022 and 2023, respectively. Inventory consists primarily of parts, materials and vehicles in process but not yet delivered to the customer.

Total liabilities as of December 31, 2022 and 2023 were $2,644,046 and $3,860,290, respectively, consisting primarily of deferred revenue, accounts payable, accrued expenses, and related party loans. We record deferred revenue when we receive a customer deposit but have not yet delivered a vehicle to the customer. Revenue is recognized for an order when we deliver a vehicle to a customer and have satisfied our performance obligations. Our total stockholders’ equity (deficit) as of December 31, 2022 and December 31, 2023 was ($853,191) and ($2,467,497), respectively.

Results of Operation

Net revenue increased from 2022 to 2023, from $4,620,686 to $4,994,056, principally due to increased ModVans vehicles sold. Cost of goods sold decreased from $4,417,862 in 2022 to $4,336,177 in 2023 and we achieved an increase in our gross profit in 2023, when gross profit was $657,879 compared to $202,824 in 2022. Our increased gross profit in 2023 was due primarily to increased sales and a higher profitability of the /X Series models as compared to 2022.

Operating expenses consist of general and administrative expenses, research and development costs, and sales and marketing expenses. Although sales and marketing expenses decreased from $42,829 for the year ended December 31, 2022, to $36,297 for the year ended December 31, 2023, our other operating expenses increased over these periods as we grew our business. We increased research and development expenses slightly from $44,088 for the year ended December 31, 2022 to $44,780 for the year ended December 31, 2023. We also significantly increased general and administrative expenses from $1,510,507 for the year ended December 31, 2022 to $2,101,945 for the year ended December 31, 2023, mainly due to higher payroll costs for research and development positions.

On December 11, 2023 a fire started in the production plant which impacted inventory and certain property and equipment. The Company evaluated the losses and recorded a loss on damages of $448,380 for the total cost of inventory and property that were unsalvageable. ModVans has insurance policies to cover loss of vehicles, loss of revenue from business interruption and loss of inventory and fixed assets. Work has been done to clean/salvage as many vehicles, equipment, inventory, assemblies and raw materials as possible. However, it is still to be determined how much in insurance settlements will be received to cover fire-damage losses and how many vehicles will be deemed unsalvageable in the future.

After factoring in other income and interest expense, our net loss for 2023 was $2,064,250 as compared to $1,410,570 in 2022.

22

Liquidity and Capital Resources

As of December 31, 2022, the Company had cash balances of $25,472, and prepaids and other current assets of $652,514. As of December 31, 2023, the Company held $9,760 in cash and cash equivalents and $419,406 in prepaids and other current assets. The decrease in prepaid and other current assets in 2023 was predominately due to the Company utilizing existing inventory and prepaid chassis that it purchased in 2022, offset by a $92,754 security deposit used to secure the lease on ModVans’ Camarillo warehouse.

Since January 1, 2021, we financed our operations principally through capital contributions, loans from our principal stockholder, and a small business administration loan. On December 31, 2022, we had a total stockholders’ deficit of $853,191, a working capital deficiency of $994,076, and an accumulated deficit of $4,902,089. On December 31, 2023, we had a total stockholders’ deficit of $2,467,497, a working capital deficiency of $2,618,976 and an accumulated deficit of $6,966,340.

Net cash used in operating activities increased to $824,649 for the year ended December 31, 2023, from $113,952 for the year ended December 31, 2022. The increase in cash used in operations was principally the result of the following items:

•	An increase in net loss, which was $2,064,250 for 2023 compared with $1,410,570 for 2022; and
•	A decrease in deferred revenue for 2023 totaling $23,682, compared to $1,259,630 for 2022.

Net cash used in investing activities was ($55,958) for the year ended December 31, 2023, compared to $23,718 for the year ended December 31, 2022. The decrease in 2023 was due to the sale of a CV1/M demo van in which ModVans had previously invested.

Net cash provided by financing activities was $752,979 for the year ended December 31, 2023 compared to $147,149 for the year ended December 31, 2022. Net cash provided by financing activities for 2023 was the result of proceeds of $202,987 from the sale of Series Seed Two Preferred Stock, $29,000 from the sale of Class B Non-Voting Common Stock (net of issuance costs), and $678,785 from stockholder loans, offset by loan repayments totaling $8,052 and the repayment of the SBA loan in the amount of $149,742. Net cash provided by financing activities for 2022 was the result of proceeds of $99,992 from the sale of Series Seed Two Preferred Stock, $47,588 from the sale of Class B Non-Voting Common Stock (net of issuance costs) and $43,000 from stockholder loans, offset by loan repayments totaling $4,742 and repayment of a portion of the SBA loan in the amount of $38,688.

This offering is a post-qualification amendment to an offering statement on Form 1-A originally filed by the Company on September 21, 2023 and originally qualified by the Commission on November 7, 2023. The Company sold 467,960 shares of Class B Non-Voting Common Stock in accordance with Regulation A under the Securities Act at an offering price of $0.40 per share pursuant to the original offering statement, resulting in total proceeds of $187,184.

Debt

The Company signed a long-term loan with Newtek on November 21, 2017 that was due in ten years. As of December 31, 2023, the loan was fully repaid. The loan was a Small Business Administration guaranteed loan in the amount of $280,000. The loan had a fluctuating rate calculated on the Prime Rate (as posted in the Wall Street Journal as of the first business day of the month in which SBA received the application) plus 2.75%. The rate was to be adjusted on a quarterly basis on the first day of each calendar quarter, beginning the first calendar quarter following the loan closing.

During 2022, the Company financed an equipment purchase with a loan of $86,367. As of December 31, 2023, the outstanding balance was $81,115.

Peter J. Tezza II has made unsecured loans to the Company. As of May 10, 2024, the principal amount of those loans was $529,870. Interest is not accruing on this amount and there is no maturity date. The loans may be repaid from time to time by the Company.

23

On September 26, 2022, the Company entered into a sale-leaseback transaction with Peter J. Tezza II for a demo van (the “Vehicle Lease”). The value of the vehicle as of the date of the Vehicle Lease was $244,622. The term of the lease is 240 months and interest accrues at an annual rate of 7.5%. At the conclusion of the lease, if all payments are made, the total cost of the Vehicle Lease will be $444,661, excluding any cost of repairing excess wear and tear to the van. The Company recognized a right-of-use asset and liability pertaining to this related party transaction.

Going Concern Consideration

We have experienced losses from operations, negative cash flow, and liquidity problems. Our independent accountant’s report accompanying our audited financial statements for the years ended December 31, 2023 and December 31, 2022 includes an explanatory paragraph relating to the uncertainty about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings. We have also increased our sales faster than we have increased our cost of goods sold, which enabled us to achieve gross profit from operations in 2023. Our ability to continue as a going concern is dependent upon our ability to produce and grow revenues, continue to achieve operating profit, and obtain financing from this offering and possibly other sources that are sufficient to meet our current and future obligations and enable our business to expand and achieve profitability. The eventual outcome of this offering on our ability to obtain additional funding cannot be ascertained with any degree of certainty.

We currently anticipate that the net proceeds of this offering and our operating income will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. If our operating income together with the proceeds of this offering are not sufficient to satisfy our financing needs, we will be required to seek additional funding or revise our business plan to reduce expenses. Additional funding options could include bank and other borrowings and additional sales of our securities, including equity securities. There can be no assurance that such additional funds, if required, will be available to us on acceptable terms or at all.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the Company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and
•	being exempt from the requirements to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company under the Exchange Act in the future, the Company expects to take advantage of relaxed reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Full time with the Company?
Directors and Executive Officers Peter J. Tezza II	Director and Chief Executive Officer	55	Since February 2012	Yes
Laura L. Tezza	Director and Chief Operations Officer	56	Since February 2012	Yes

Peter and Laura Tezza are husband and wife.

Officers and Significant Employees

Peter J. Tezza II, Founder, Director and Chief Executive Officer

Mr. Tezza has been a director and the Chief Executive Officer of ModVans since its formation in February 2012. Mr. Tezza attended university at Georgia State University where he received a Bachelor of Science degree in physics. Since completing his education, Mr. Tezza has spent over 20 years working exclusively with startup companies and has experience as both an engineer and a manager.

Laura L. Tezza, Director and Chief Operations Officer

Ms. Tezza has been a director and Chief Operations Officer of ModVans since its formation in February 2012. With substantial experience working in startups and as well as several degrees including a Master of Business Administration from Mills College, Ms. Tezza understands business operation fundamentals such as accounting, human resources, payroll, and customer and vendor relationships.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

During our 2023 fiscal year, the annual compensation of the three (3) highest-paid persons who served as directors or executive officers during such year were as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Peter J. Tezza II	CEO	$100,000	—	$100,000
Laura L. Tezza	COO	$100,000	—	$100,000
Jean Thierry Aupetit	Chief Engineer	$89,350	—	$89,350

For the fiscal year ended December 31, 2023, we did not compensate our directors for their services as directors to the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of May 10, 2024, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class
Class A Stock	Peter J. Tezza II	132,940,000 shares of Class A Stock (2)	97.75%
Series Seed Preferred Stock	Joe Powell	4,987,375 shares of Series Seed Preferred Stock	70.47%
Series Seed Preferred Stock	Paul Casper	1,377,255 shares of Series Seed Preferred Stock	19.46%
Series Seed Preferred Stock	Ron Meyers	712,470 shares of Series Seed Preferred Stock	10.07%
Series Seed Two Preferred Stock	Jerred Chute	293,080 shares of Series Seed Two Preferred	32.98%
Series Seed Two Preferred Stock	David Moore	153,000 shares of Series Seed Two Preferred	17.22%
Series Seed Two Preferred Stock	Katie Coons	263,755 shares of Series Seed Two Preferred	29.68%
Series Seed Two Preferred Stock	James Littlepage	147,059 shares of Series Seed Two Preferred	16.55%
Class A Stock	All Executive Officers and Directors as a Group (2 persons)	136,000,000 shares of Class A Stock	100%

_____________

(1)	c/o ModVans Inc., 665 Spice Islands Drive, Suite 102, Sparks, NV 89431.
(2)	Excludes 3,060,000 shares of Class A stock held by Laura L. Tezza, Mr. Tezza’s spouse. Mr. Tezza disclaims beneficial ownership of such shares.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Peter J. Tezza II has made unsecured loans to the Company. As of May 10, 2024, the principal amount of those loans was $529,870. Interest is not accruing on this amount and there is no maturity date. The loans may be repaid from time to time by the Company.

On September 26, 2022, the Company entered into a sale-leaseback transaction with Peter J. Tezza II for a demo van (the “Vehicle Lease”). The value of the vehicle as of the date of the Vehicle Lease was $244,622. The term of the lease is 240 months and interest accrues at an annual rate of 7.5%. At the conclusion of the lease, if all payments are made, the total cost of the Vehicle Lease will be $444,661, excluding any cost of repairing excess wear and tear to the van. The Company recognized a right-of-use asset and liability pertaining to this related party transaction.

DESCRIPTION OF SECURITIES

We are offering up to 149,000,000 shares of our Class B Non-Voting Common Stock (“Class B Stock”) to investors in this offering at an offering price of $0.50 per share.

The following description summarizes material terms of our capital stock. The summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and our Bylaws. For a complete description of our capital stock you should refer to our Certificate of Incorporation, as amended, our Bylaws and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 136,000,000 shares of Class A Voting Common Stock, of which 136,000,000 shares are outstanding as of May 10, 2024, 275,000,000 shares of Class B Stock, of which 44,492,265 shares are outstanding as of May 10, 2024, and 15,000,000 shares of Preferred Stock, 8,500,000 of which have been designated as Series Seed Preferred Stock and 2,500,000 of which have been designated as Series Seed Two Preferred Stock. As of May 10, 2024, we had 7,077,100 shares of Series Seed Preferred Stock and 888,600 shares of Series Seed Two Preferred Stock outstanding.

The number of authorized shares of Class A Stock, Class B Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote. A class vote is not required.

Common Stock

The Company has two classes of common stock, Class A Voting Common Stock and Class B Non-Voting Common Stock (collectively “Common Stock”). Holders of shares of our Class A Stock are entitled to one vote for each share held on all matters to be voted on by the stockholders. The holders of Class B Stock are not entitled to vote, except as otherwise required by the Delaware General Corporation Law. Except as set forth above, the Class A Stock and Class B Stock have the same rights and preferences and shall be treated as one class of Common Stock.

Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, subject to the rights of preferred stockholders, if any. The Common Stock has no preemptive, conversion, or similar rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

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In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of the outstanding shares of Common Stock will be entitled to share ratably in the remaining net assets of the Company.

Preferred Stock

We are authorized to issue 15,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. We have designated 8,500,000 shares as Series Seed Preferred Stock and 2,500,000 shares as Series Seed Two Preferred Stock.

Holders of shares of our Series Seed Preferred Stock and Series Seed Two Preferred are entitled to one (1) vote for each share held on all matters to be voted on by the stockholders. Except as required by law, the Series Seed Preferred Stock and Series Seed Two Preferred Stock vote together with the holders of Class A Stock as a single class.

Holders of Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by the Board of Directors from funds legally available therefor.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of the Series Seed Preferred Stock and Series Seed Two Preferred Stock shall rank (i) in parity with each other; (ii) senior to the Common Stock and any other class or series of Preferred Stock or other capital stock of the Corporation created in the future and specifically ranking by its terms junior to the Series Seed Preferred Stock or Series Seed Two Preferred Stock; and (iii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation created in the future and specifically ranking by its terms senior to the Series Seed Preferred Stock or Series Seed Two Preferred Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or a change in control (as defined in the Certificate of Designation for the Series Seed Preferred Stock and Series Seed Two Preferred Stock), before any distribution or payment is made to the holders of the Company’s Common Stock, the holders of the Company’s Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders, in parity with each other, an amount in cash equal to the liquidation preference of such shares. The liquidation preferences of the Series Seed Preferred Stock and Series Seed Two Preferred Stock currently are approximately $0.14 per share and $0.34 per share, respectively (in each case as adjusted for any stock split, stock dividends, recapitalizations, or similar transaction with respect to such series).

After the payment in full of its respective liquidation preference, holders of shares of Series Seed Preferred Stock and Series Seed Two Preferred Stock are entitled to participate with the holders of shares of Common Stock, pro rata based upon the number of shares held by each such holder, in the distribution of the remaining assets and funds of the Company available for distribution to its stockholders after any required distribution have been made with respect to the shares.

The Series Seed Preferred Stock and Series Seed Two Preferred Stock have no preemptive, conversion, or similar rights, and there are no redemptive or sinking fund provisions applicable to such stock.

Forum Selection Provision

Our Certificate of Incorporation requires that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, as amended, or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The foregoing will not apply to any action arising under the Securities Act or the Exchange Act.

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ADDITIONAL INFORMATION

We have filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Class B Stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

We also maintain a website located at www.ModVans.com. After the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this offering circular.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this offering circular by filing a supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

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MODVANS, INC

index to financial statements

(Expressed in United States Dollars)

F-1

ModVans Inc.

Balance Sheets

(unaudited)

	June 30, 2024	December 31, 2023
	UNAUDITED	AUDITED
ASSETS
Current Assets:
Cash & cash equivalents	$27,740	$9,760
Inventory	699,033	554,723
Accounts receivable	–	–
Prepaids and other current assets	748,585	419,406
Total current assets	1,475,358	983,889

Right-of-use assets, related party	180,935	180,935
Property and equipment, net	229,646	227,969
Total assets	$1,885,939	$1,392,793

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$261,367	$503,626
Accrued expenses	342,237	424,281
Deferred revenue	2,178,138	1,826,662
Right-of-use liabilities, current portion	–	4,624
Due to shareholders	4,624	843,672
Other	956,472	–
Total current liabilities	3,742,838	3,602,865

Right-of-use liabilities, related party	167,348	176,310
SBA loan	–	–
Loan payable	70,610	81,115
Total liabilities	3,980,796	3,860,290

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock	796	796
Common Stock - Class A	13,600	13,600
Common Stock - Class B	4,459	4,408
Paid in Capital	4,990,747	4,480,039
Equity Issuance Cost	–	–
Accumulated Deficit	(6,798,004)	(6,966,340)
Total stockholders’ equity (deficit)	(2,094,857)	(2,467,497)
Total liabilities and stockholders’ equity (deficit)	$1,885,939	$1,392,793

F-2

ModVans Inc.

Statements of Operations

(unaudited)

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
	UNAUDITED	UNAUDITED
Net revenue	$244,498	$1,753,038
Cost of goods sold	363,929	717,552
Gross profit (loss)	(119,431)	1,035,486

Operating expenses
General and administrative	713,667	1,032,450
Research and development	32,475	18,196
Sales and marketing	28,735	19,181
Total operating expenses	774,877	1,069,827

Operating income (loss)	(894,308)	(34,341)

Other (income) expense
Other income	(31)	(565)
Interest expense	2,884	66,701
Insurance settlement	(1,065,497)	–
Loss before provision for income taxes	168,336	(105,510)

Provision/(Benefit) for income taxes	–	–
Net Income (Loss)	$168,336	$(100,477)

F-3

ModVans Inc.

Statements of Changes in Stockholder’s Equity
for the six months ended June 30, 2024 and 2023

(unaudited)

	Preferred Stock		Common Stock - Class A		Common Stock - Class B		Additional Paid in	Equity Issuance	Accumulated	Total Stockholders’ Equity
(in $USD)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Cost	Deficit	(Deficit)
Balance—December 31, 2022	87,068	$8	1,600,000	$160	515,950	$50	$4,048,681	$–	$(4,902,090)	$(853,190)
Stock split	7,283,112	728	134,400,000	13,440	43,508,355	4,351	(18,519)	–	–	–
Issuance of Class B shares	–	–	–	–	72,500	7	28,993	–	–	29,000
Issuance of Preferred Shares	595,52	60	–	–	–	–	202,927	–	–	202,987
Stock Based Compensation	–	–	–	–	–	–	217,957	–	–	217,957
Net loss	–	–	–	–	–	–	–	–	(2,064,250)	(2,064,250)
Balance—December 31, 2023	7,965,700	796	136,000,000	13,600	44,096,805	4,408	4,480,039	–	(6,966,340)	(2,467,497)
Issuance of Class B shares	–	–	–	–	510,759	51	204,253	–	–	204,304
Issuance of Preferred Shares	–	–	–	–	–	–	–	–	–	–
Stock Based Compensation	–	–	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–	168,336	168,336
Balance—June 30, 2024	7,965,700	$796	136,000,000	$13,600	44,607,564	$4,459	$4,990,747	$–	$(6,798,004)	$(2,094,857)

F-4

ModVans Inc.

Statements of Cash Flows

(unaudited)

	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023
(USD $ in Dollars)	UNAUDITED	UNAUDITED
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$168,335	$(105,510)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property	–	52,800
Stock-based compensation	–	–
Other income - PPP forgiveness	–	–
Changes in operating assets and liabilities:
Inventory	(144,247)	(1,457,765)
Accounts receivable	–	(72,345)
Prepaid expenses and other current assets	(270,489)	(61,135)
Accrued expenses	(299,389)	195,076
Right-of-use liabilities, net	(8,963)	(4,481)
Deferred revenue	351,476	1,004,955
Net cash used in operating activities	(203,277)	(181,444)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(60,429)	(123,325)
Net cash used in investing activities	(60,429)	(123,325)
CASH FLOW FROM FINANCING ACTIVITIES
Due to shareholders	111,300	211,668
SBA loan	–	(20,927)
Loan repayments	(10,505)	(4,556
SAFE investments	–	–
Issuance of common shares, net of issuance costs	197,184	53,409
Issuance of Preferred Shares	–	52,200
Net cash provided by financing activities	297,979	291,794

Change in cash	34,272	(12,976)
Cash—beginning of period	(6,533)	25,472
Cash—end of year	$27,740	$12,496

F-5

ModVans Inc.

Notes to Financial Statements
for the six months ended June 30, 2024 and June 30, 2023

(unaudited)

1. NATURE OF OPERATIONS

WebTez, Inc. was formed on February 15, 2012 in the State of Georgia, then reincorporated in Delaware as ModVans Inc. on August 23, 2021 due to a merger into ModVans Inc., a newly formed Delaware corporation (which may be referred to as the “Company”, “we,” “us,” or “our.” The company headquarters is located in Sparks, Nevada.

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com. ModVans offers 6 vehicle models in 3 different sizes. Our award winning, uniquely designed vehicles fit the sweet spot between SUVs and traditional RVs. Many of our customers replace their everyday vehicles with one of ours.

To build our vehicles, we buy cargo vans (“chassis”) wholesale from a large manufacturer such as Ford and convert them into motorhomes. Technically, we are a “second stage vehicle manufacturer.” We are also a licensed and certified RV manufacturer, which allows our customers access to RV financing, warranties, and insurance. With long term RV financing, our vehicles have a monthly payment similar to a new SUV. ModVans has delivered over 180 vehicles to customers all over the US.

2. BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have not been reviewed by the Company’s independent accountants.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with Part F/S of Regulation A. Accordingly, these financial statements do not include all disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2023. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Operating results for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

F-6

3. SUBSEQUENT EVENTS

In July, 2024, ModVans launched an online store to sell parts in addition to selling full-featured RVs. Until this time, our priority has been building and selling full-featured RVs. With space and loading docks available in our new 30,000SF Sparks facility, we had the capability to produce and sell parts. Sales of parts are contributing to our 2024 revenue and we expect this to be a growth area in 2025.

In August, 2024, ModVans was granted a Special Use Permit from the city of Sparks, NV Planning Commission that allows us to sell and deliver vehicles directly to customers from ModVans’ Sparks, NV facility.

In September 2024, in cooperation with Composites One, a major US distributor of composite materials, ModVans revealed our second generation modular “floor battery” and filed a related provisional patent with the USPTO.

F-7

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Modvans, Inc.

Ventura, California

Opinion

We have audited the financial statements of Modvans, Inc. which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Modvans, Inc. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Modvans, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Going Concern

As discussed in Note 11, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Modvans, Inc.’s ability to continue as a going concern for period of twelve months from the end of the year ended December 31, 2023.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

F-8

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Modvans, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Modvans, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

April 28, 2024

Los Angeles, California

F-9

Modvans Inc.

Balance Sheets

As of December 31,	2023	2022
(USD $ in Dollars)
ASSETS
Current Assets:
Cash & cash equivalents	$9,760	$25,472
Inventory	554,723	479,796
Accounts receivable	–	72,345
Prepaids and other current assets	419,406	652,514
Total current assets	983,889	1,230,127

Right-of-use assets, related party	180,935	185,226
Property and equipment, net	227,969	375,502
Total assets	$1,392,793	$1,790,855

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$503,626	$–
Accrued expenses	424,281	211,320
Deferred revenue	1,826,662	1,802,980
SBA loan, net of current portion	–	39,231
Current portion of lease liabilities - related party	4,624	5,785
Due to shareholders	843,672	164,887
Total current liabilities	3,602,865	2,224,203

Lease liabilities, net of current portion - related party	176,310	180,935
SBA loan, net of current portion	–	149,742
Loan payable	81,115	89,166
Total liabilities	3,860,290	2,644,046

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	796	8
Common stock - Class A	13,600	160
Common stock - Class B	4,408	50
Additional paid in capital	4,480,039	4,048,681
Accumulated deficit	(6,966,340)	(4,902,089)
Total stockholders’ equity / (deficit)	(2,467,497)	(853,191)
Total liabilities and stockholders’ equity / (deficit)	$1,392,793	$1,790,855

See accompanying notes to financial statements.

F-10

Modvans Inc.

Statements of Operations

For Fiscal Year Ended December 31,	2023	2022
(USD $ in Dollars)
Net revenue	$4,994,056	$4,620,686
Cost of goods sold	4,336,177	4,417,862
Gross profit	657,879	202,824

Operating expenses
General and administrative	2,101,945	1,510,507
Research and development	44,780	44,088
Sales and marketing	36,297	42,829
Total operating expenses	2,183,022	1,597,424

Operating loss	(1,525,142)	(1,394,600)

Other (income) expense
Other income	(14,877)	(5,096)
Loss on damages	448,380	–
Interest expense	105,605	21,066
Loss before provision for income taxes	(2,064,250)	(1,410,570)
Provision/(Benefit) for income taxes	–	–
Net Loss	$(2,064,250)	$(1,410,570)

See accompanying notes to financial statements.

F-11

Modvans Inc.

Statements of Changes in Stockholders’ Equity

For Fiscal Year Ended December 31, 2023 and 2022

	Preferred Stock		Common Stock - Class A		Common Stock - Class B			Additional Paid-in	Equity Issuance	Accumulated	Total Stockholders’ Equity/
(in $USD)	Shares	Amount	Shares	Amount	Shares	Amount		Capital	Cost	Deficit	(Deficit)

Balance—December 31, 2021	83,620	$8	1,600,000	$160	502,195	$50		$3,672,590	$(99,176)	$(3,486,847)	$86,786
Issuance of Class B shares	–	–	–	–	13,755	–		47,588	–	–	47,588
Issuance of Preferred Shares	3,448	–	–	–	–	–		816	99,176	–	99,992
Stock based compensation	–	–	–	–	–	–		327,687	–	–	327,687
Net loss	–	–	–	–	–	–		–	–	(1,415,243)	(1,415,243)
Balance—December 31, 2022	87,068	8	1,600,000	160	515,950	50		4,048,681	–	(4,902,090)	(853,190)
Stock split	7,283,112	728	134,400,000	13,440	43,508,355	4,351	#	(18,519)	–	–	–
Issuance of Class B shares	–	–	–	–	72,500	7		28,993	–	–	29,000
Issuance of Preferred Shares	595,520	60	–	–	–	–		202,927	–	–	202,987
Stock based compensation	–	–	–	–	–	–		217,957	–	–	217,957
Net loss	–	–	–	–	–	–		–	–	(2,064,250)	(2,064,250)
Balance—December 31, 2023	7,965,700	$796	136,000,000	$13,600	44,096,805	$4,408		$4,480,039	$–	$(6,966,340)	$(2,467,497)

See accompanying notes to financial statements.

F-12

Modvans Inc.

Statements of Cash Flows

For Fiscal Year Ended December 31,	2023	2022
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(2,064,250)	$(1,410,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	105,600	80,315
Non-cash lease expense/ income	(15,520)	1,493
Stock-based compensation expense	217,957	327,687
Loss on damages	448,380	–

Changes in operating assets and liabilities:
Inventory	(523,307)	(145,838)
Accounts receivable	72,345	(72,345)
Prepaid expenses and other current assets	233,107	(329,965)
Accounts payable	464,396	–
Accrued expenses	212,961	175,641
Deferred revenue	23,682	1,259,630
Net cash used in operating activities	(824,649)	(113,952)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(43,757)	(23,718)
Proceeds from disposal of property and equipment	99,715	–
Net cash used in investing activities	55,958	(23,718)

CASH FLOW FROM FINANCING ACTIVITIES
Due to shareholders	678,785	43,000
Borrowings/ (repayment) on SBA loan	(149,742)	(38,688)
Repayment of loan payable	(8,052)	(4,742)
Issuance of common shares	29,000	47,588
Issuance of preferred shares	202,987	99,992
Net cash provided by financing activities	752,979	147,149

Change in cash	(15,713)	9,479
Cash—beginning of year	25,472	15,993

Cash—end of year	$9,760	$25,472

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$105,605	$21,066

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Stock split	$18,519	$–
Right-of-use assets acquired in exchange for lease liability	$–	$186,586

See accompanying notes to financial statements.

F-13

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

1.	NATURE OF OPERATIONS

WebTez, Inc. was initially formed on February 15, 2012 (“Inception”) in the State of Georgia. On August 23, 2021, the company was converted into a Delaware Corporation as ModVans Inc. (which may be referred to as the “Company”, “we,” “us,” or “our”. The Company’s headquarters are located in Sparks, Nevada.

ModVans designs and manufactures high-tech multipurpose vehicles with camping features and sells direct to consumers on our website, www.modvans.com. ModVans offers 6 vehicle models in 3 different sizes. Our award winning, uniquely designed vehicles fit the sweet spot between SUVs and traditional RVs.

To build our vehicles, we buy vans (“chassis”) wholesale from a large manufacturer such as Ford and convert them into motorhomes. We are a “second stage vehicle manufacturer.” We are also a licensed and certified RV manufacturer, which allows our customers access to RV financing, warranties, and insurance. With long term RV financing, our vehicles have a monthly payment similar to a new SUV. ModVans has delivered over 160 vehicles to customers all over the US.

2.	SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with US GAAP and the Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company is subject to concentrations of credit risks primarily from cash, cash equivalents, restricted cash, accounts receivable, and notes receivable. At various times during the years, the Company may have bank deposits in excess of Federal Deposit Insurance Corporation insurance limits. Management believes any credit risk is low due to the overall financial strength of the financial institutions. Accounts receivable consist of uncollateralized receivables from customers/clients primarily located throughout the United States of America.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks, cash on hand and all highly liquid investments with original maturities of three months or less at the time of purchase. As of December 31, 2023 and 2022, the Company’s cash & cash equivalents did not exceeded the FDIC insured limits.

F-14

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

Inventory

Inventory consists primarily of parts, materials and vehicles in process but not yet delivered to the customer. Inventory is recorded at the lower of cost or net realizable value, using a standard costing and specific identification method.

Accounts Receivable and Allowance for Expected Credit Loss

Accounts receivable are carried net of allowance for expected credit losses. The allowance for expected credit losses is increased by provision charged to expense and reduced by accounts charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential account losses based on management’s evaluation of the anticipated impact on the balance of current economic conditions, changes in character and size of the balance, past and expected future loss experience and other pertinent factors.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instrument – Credit Losses.”. This ASU, and the related ASUs issued subsequently by the FASB introduce a new model for recognizing credit loss on financial assets not accounted for at fair values through net income, including loans, debt securities, trade receivables, net investment in leases and available-for-sale debt securities. The new ASU broadens the information that an entity must consider in developing estimates of expected credit losses and requires an entity to estimate credit losses over the life of an exposure based on historical information, current information and reasonable supportable forecasts.

The Company adopted this ASU on January 1, 2023, using the modified retrospective approach. The adoption of this ASU did not have a material impact on financial statements as Company’s customers are direct consumers. As of December 31, 2023 and 2022, the Company determined an allowance for expected credit loss was not material to these financial statements.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Laguna CNC Router	7 years
Tools and equipment	3 - 5 years
Furniture and fixtures	5 years
Vehicle	5 years
Demon vans	7 years
Leasehold improvements	Shorter of useful life or lease term

F-15

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows.

The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

The Company is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

The Company recognizes revenue from the sale of recreational vehicle models when the vehicle has been delivered to the customer and the Company has satisfied its performance obligation. The Company records deferred revenue for any customer deposits received but the model has not yet been delivered. As of December 31, 2023, and 2022, the Company had deferred revenue of $1,826,662 and $1,802,980 respectively.

F-16

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. Refer to Note 9 for the Company’s right of use asset and liability.

Loss on Damages

On December 11, 2023 a fire started in the production plant which impacted inventory and certain property and equipment. The Company evaluated the losses and recorded a loss on damages of $448,380 for the total cost of inventory and property that were unsalvageable.

ModVans has insurance policies to cover loss of vehicles, loss of revenue from business interruption and loss of inventory and fixed assets. Work has been done to clean/salvage as many vehicles, equipment, inventory assemblies and raw materials as possible. However, it is still to be determined how much in insurance settlements will be received to cover fire-damage losses and how many vehicles will be deemed unsalvageable in the future.

F-17

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through April 28, 2024, which is the date the financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019- 15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaids and other current assets consist of the following items:

As of Year Ended December 31,	2023	2022
Prepaid Chassis	$304,315	$630,557
Security Deposit	92,754	–
Newtek SBA Escrow	–	3,048
Prepaid Expenses and Insurance	22,337	18,909
Total Prepaids Expenses and Other Current Assets	$419,406	$652,514

Prepaid Chassis represents chassis parts purchased for vehicles that have not yet been delivered.

F-18

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of:

As of Year Ended December 31,	2023	2022
Laguna CNC Router	$21,792	$21,792
Demo vans	132,319	247,976
Tools and equipment	201,553	204,003
Furnitures and fixtures	38,094	28,625
Vehicles	21,925	21,925
Leasehold improvements	25,658	14,234
Computer and equipment	22,864	–
Property and Equipment, at Cost	464,205	540,575
Accumulated depreciation	(236,235)	(165,073)
Property and Equipment, Net	$227,969	$375,502

Depreciation expense for property and equipment for the fiscal year ended December 31, 2023 and 2022 totaled $105,600 and $80,315 respectively.

5.	CAPITALIZATION AND EQUITY TRANSACTIONS

On September 13, 2023, the Company effectuated a 85-for-1 forward stock split of its outstanding shares of preferred and common stock. Also at this time, the Company adjusted the number of authorized Preferred Stock and Common Stock shares.

Preferred Stock

As of December 31, 2023, the Company is authorized to issue 15,000,000 shares (post-split) of Preferred Stock, $0.0001 par value. 8,500,000 shares (post-split) were designated as Series Seed Preferred Stock and 2,500,000 shares (post-split) as Series Seed Two Preferred Stock.

During the year 2022, the company issued 3,448 (pre-split) Preferred shares for total proceeds of $99,992. During the year 2023, the company issued 595,520 (post-split) referred shares for total proceeds of $202,987.

F-19

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

Common Stock

The Company has authorized the issuance of two classes of shares with $0.0001 par value that consists of 136,000,000 shares (post-split) of Class A Voting Common Stock and 275,000,000 (post-split) shares of Class B Non-Voting Common Stock.

As of December 31, 2023, there were 136,000,000 shares of Class A Voting Common Stock issued and outstanding.

During the year ended December 31, 2023 and 2022, the Company issued 72,500 shares (post-split) and 13,755 (pre- split) shares of Class B Non-Voting Common Stock for proceeds of $29,000 and $47,588, respectively.

In 2023 and 2022, the Company recorded stock-based compensation expense of $217,957 and $327,687, respectively, pertaining to the vesting of restricted shares of Class B Non-Voting Common Stock. As of December 31, 2023, all restricted shares were vested and there was no unrecognized compensation cost.

In 2023, the Company granted employees and advisors an aggregate of 5,639,750 restricted stock units (“RSUs”). The RSUs expire in 10 years and vest 6 months after an initial public offering or change in control. As no RSUs vested as of December 31, 2023, there were not included in the common shares issued or outstanding and no stock-based compensation expense was recorded.

Rights and Preferences

Dividend rights - Holders of the Preferred Stock, in preference to the holders of the Company’s Common Stock, are entitled to receive, when and if declared by the Board of Directors, cash dividends as defined in the Articles. The dividends are payable only when declared by the Board of Directors and are non-cumulative.

Liquidation preference - Upon a liquidation event, as defined in the Articles, before any distribution or payment is made to the holders of the Company’s Common Stock, the holders of the Company’s Preferred Stock are entitled to an amount equal to the original issue price, plus all declared and unpaid dividends. Upon payment of the full liquidation preference, the remaining assets will be distributed to the holders of Common and Preferred Shares, on an as converted to Common Stock, basis.

Conversion rights - The Preferred Stock shares are convertible, at the option of the holder, into shares of the Company’s Common Stock, based on the conversion rate, as defined in the Articles. As of December 31, 2023, the Preferred Stock was convertible into one share of Common Stock.

Voting rights - The holders of the Company’s Preferred Stock shall have one vote per share held on an as converted to Common Stock basis.

F-20

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

6.	DEBT

SBA Loan

The Company signed a long-term loan with Newtek on November 21, 2017 and matures in ten years. The loan is a Small Business Administration guaranteed loan in the amount of $280,000. The loan has a fluctuating rate calculated on the Prime Rate (as posted in the Wall Street Journal as of the first business day of the month in which SBA receives the application) plus 2.75%. The rate will be adjusted on a quarterly basis on the first day of each calendar quarter, beginning the first calendar quarter following the loan closing. The following is a summary of principal maturities of long-term debt during the next five years. As of December 31, 2023, The loan was fully repaid and the outstanding balance was $0.

Loan Payable

During 2022, the Company financed an equipment purchase with a loan of $86,367. As of December 31, 2023, the outstanding balance was $81,115.

7.	INCOME TAXES

The provision for income taxes for the year ended December 31, 2023 and December 31, 2022 consists of the following:

As of Year Ended December 31,	2023	2022
Net Operating Loss	$(471,813)	$(420,914)
Valuation Allowance	471,813	420,914
Net Provision for income tax	$–	$–

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2023, and December 31, 2022 are as follows:

As of Year Ended December 31,	2023	2022
Net Operating Loss	$(1,904,246)	$(1,449,637)
Valuation Allowance	1,904,246	1,449,637
Total Deferred Tax Asset	$–	$–

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2022. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased.

F-21

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

As of December 31, 2023, the Company had net operating loss (“NOL”) carryforwards of approximately $6,864,000. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. Under the provisions of the Internal Revenue Code, the NOLs and tax credit carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. NOLs and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three- year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. The Company has not performed a comprehensive Section 382 study to determine any potential loss limitation with regard to the NOL carryforwards and tax credits.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not of being sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2023 and 2022, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2023 and 2022, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company is subject to examination for its US federal and California jurisdictions for each year in which a tax return was filed.

8.	RELATED PARTY

The Company, from time-to-time borrow amounts as loans from the shareholder. The loans do not accrue any interest, are unsecured and payable on demand. As of December 31, 2023 and 2022, the outstanding balance of the shareholders loans are $843,672 and $164,887 respectively.

During the year 2022, the Company entered into a sale and leaseback transaction with the CEO for a demo van. As a result, the Company recognized a right-of-use asset and liability pertaining to the related party transaction. See Note 10.

9.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business.

In April 2024, the Company received notice of a lawsuit filed in Ventura, California for breach of contract related to a cancelled sales order for one of the Company’s vehicles. The plaintiff is seeking $80,000 in interest and legal fees. The Company has not retained an attorney for a legal response at this time. As of the issuance date of these financials statements, the status is uncertain.

F-22

Modvans Inc.

Notes to Financial Statements

For Year Ended December 31, 2023 AND 2022

10.	LEASES

In September 2022, the Company entered into a sales-leaseback transaction with the CEO for a demo van. The lease expires in 20 years and requires monthly payments of $1,494. As such, the Company recorded a right of use asset (“ROU”) and a corresponding lease liability of $186,586.

The remaining lease term for lease as of December 31, 2023 and 2022 is 18.7 years and 19.7 years, respectively. The discount rate for operating lease as of December 31, 2023 and 2022 is 8%.

Undiscounted minimum future lease payments under non-cancellable lease is as follows:

December 31, 2023
2024	$17,925
2025	17,925
2026	17,925
2027	17,925
2028	17,925
Thereafter	244,982
Total undiscounted lease payments	$334,607
Less: Present value discount	153,672
Total lease liability	$180,935
Less: Current portion	4,624
Lease liability, net of current portion	$176,310

11.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred losses from operations and has accumulated deficit of $6,966,340 as of December 31, 2023 and cash of $9,760.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

12.	SUBSEQUENT EVENTS

During 2024, the Company raised $187,184 from offering of Class-B Common Stock through Reg-A offering. The Company issued 467,960 shares at a price of $0.40 per share.

F-23

PART III: EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

2.1	Certificate of Incorporation of ModVans Inc. effective August 23, 2021 (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.2	Certificate of Designation of Series Seed Preferred Stock of ModVans Inc. effective September 13, 2021 (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.3	Certificate of Designation of Series Seed Two Preferred Stock of ModVans Inc. effective August 5, 2022 (incorporated by reference to Exhibit 2.3 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.4	Certificate of Amendment to the Certificate of Incorporation of ModVans Inc. effective September 13, 2023 (incorporated by reference to Exhibit 2.4 to Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
2.5	Bylaws of ModVans Inc. effective August 23, 2021 (incorporated by reference to Exhibit 2.5 to the Offering Statement on Form 1-A filed on September 21, 2023)
2.6	Certificate of Amendment to the Certificate of Incorporation of ModVans Inc. effective October 25, 2023 (incorporated by reference to Exhibit 2.6 to the Amendment No. 1 to the Offering Statement on Form 1-A filed on October 26, 2023)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Offering Statement on Form 1-A filed on December 7, 2023)
6.1	Equipment Finance Agreement with Marlin Capital Solutions dated June 27, 2019 (incorporated by reference to Exhibit 6.1 to the Offering Statement on Form 1-A filed on September 21, 2023)
6.2	Equipment Finance Agreement with Marlin Capital Solutions dated August 11, 2022 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on September 21, 2023)
6.3	Sublease for a Single Sublessee for premises located at 665 Spice Island Drive, Suite 102, Sparks, NV (incorporated by reference to Exhibit 6.3 to the Annual Report on Form 1-K filed on May 6, 2024)
11.1	Consent of SetApart Accountancy Corp. (incorporated by reference to Exhibit 11.1 to Post-effective Amendment No. 1 to the Offering Statement on Form 1-A filed on May 10, 2024)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on January 10, 2025.

ModVans Inc.

By:           /s/ Peter J. Tezza II

Peter J. Tezza II, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

                     /s/ Peter J. Tezza II

Peter J. Tezza II, Director and Chief Executive Officer

(principal executive officer)

January 10, 2025

                  /s/ Laura L. Tezza

Laura L. Tezza, Director and Chief Operating Officer

(principal financial and accounting officer)

January 10, 2025